Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement on Form F-1 of our report dated October 25, 2019, except for Notes 2, 14 and 15, as to which the date is January 17, 2020, except for Note 16, as to which the date is March 11, 2020, except for Note 17, as to which the date is July 15, 2020, with respect to the consolidated balance sheets of Car House Holding Co., Ltd. as of June 30, 2019 and 2018, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended June 30, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

July 24, 2020